Exhibit 5.1
Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, OH 44114-3485
T 216.661.0200
F 216.696.0740
www.bakerlaw.com
June 14, 2006
Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139
Ladies and Gentlemen:
We have acted as counsel to Keithley Instruments, Inc., an Ohio corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”), filed under the Securities Act of 1933, as amended, relating to the offering of up to 500,000 Common Shares, without par value of the Company (the “Common Shares”), pursuant to the Company’s 2005 Employee Stock Purchase and Dividend Reinvestment Plan (the “Plan”).
In connection with the foregoing, we have examined (a) the Amended Articles of Incorporation and the Amended Code of Regulations of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.
Based on such examination, we are of the opinion that:
1.	The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.
2.	The Common Shares available for issuance under the Plan, when issued and sold pursuant to the Plan, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Sincerely,
/s/ Baker & Hostetler LLP
Baker & Hostetler LLP

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